Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JUNE SALES; ANNOUNCES PARTICIPATION AT CIBC WORLD MARKETS CONSUMER GROWTH CONFERENCE

-- Comparable Store Sales Grow 8.9% --

HOUSTON, TX, July 9, 2002 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the five-week period ended July 6, 2002 increased 8.9% as compared to the prior year five-week period ended July 7, 2001. The comparable store sales increase was accomplished in spite of the heavy rains and subsequent flooding that occurred in the Company's central Texas market area during the month. Total sales increased 7.7% to $71.6 million from $66.5 million in the prior year period. The Company operated 342 stores during June 2002 while it operated 347 stores during June 2001.

While the stores in the central Texas market area suffered no damage and maintained normal operating hours throughout the period, there was a reduction in the normal level of foot traffic, which negatively impacted sales in the affected stores as compared to last year.

The Company further reported that its June comparable store sales increase was driven by strong sales performances in misses sportswear, children's, dresses, accessories, swimwear and home & gifts.

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Stage Stores Reports
June Sales
Page - 2

                                                            SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase			($ in Millions)
	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
1st Quarter	7.0%	17.1%	18.4%	$206.7	$195.5
May	8.8	19.9	17.5	66.9	62.1
June	8.9	21.5	22.8	71.6	66.5
2nd Qtr-To-Date	8.9	20.7	20.1	138.5	128.6
Year-To-Date	7.7	18.5	19.1	345.2	324.1

(a)     The 2001 Calendar Adjusted Basis column compares the twenty-two week period starting on February 4, 2001 to the twenty-two week period starting on February 6, 2000.

(b)     The 2001 Fiscal Basis column compares the twenty-two week period starting on February 4, 2001 to the twenty-two week period starting on January 30, 2000.

In addition to reporting sales, the Company announced that it will open five new stores on July 18, 2002. The new stores will be located in Humble, Giddings and San Antonio, Texas, Gonzales, Louisiana and Pine Bluff, Arkansas.

The Company also announced that it will be making a presentation at the CIBC World Markets Second Annual Consumer Growth Conference on July 10, 2002 at 9:25 am EST. The Company noted that its presentation, including the presentation slides, will be webcast live. For those interested in listening, the link to the webcast can be found under the Investor Relations tab on the Company's website at stagestoresinc.com.  It is recommended that listeners log on at least fifteen minutes prior to the beginning of the presentation to register and download any necessary multimedia streaming software. A replay will be available online for thirty days following the day of the presentation.

Due to the Company's presentation at the conference on July 10, 2002, this news release announcing June's sales was issued today rather than on Thursday, July 11, 2002, which would have been the Company's customary sales release date.

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Stage Stores Reports
June Sales

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 342 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

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